Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Boise Inc.:

        We consent to the use of our report dated February 23, 2009, with respect to the consolidated balance sheet of Boise Inc. as of December 31, 2008, and the related consolidated statements of loss, stockholders' equity, and cash flows for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Boise, Idaho
March 11, 2009